Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer
Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Announces Record Sales and EPS for the Quarter and Six-Months Ended June 30, 2011

St. Louis, MO., July 20, 2011 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record sales and earnings per share for the second quarter and the six-months ended June 30, 2011.

Sales for the second quarter of 2011 were $27.3 million, an increase of 6.0% over the $25.8 million reported for the second quarter of 2010. Income from operations increased 9.0% to $6.2 million from $5.7 million in the prior year. Net income for the second quarter increased 9.1% to $4.0 million from $3.7 million for the second quarter of 2010. Diluted earnings per share for the second quarter of 2011 were $0.50, an increase of 8.7% over the $0.46 reported in the prior year quarter.

 For the six months ended June 30, 2011, sales were $53.4 million, increasing 5.5% from the $50.6 million reported in the prior year period. Income from operations increased 7.8% to $12.0 million from $11.1 million in the prior year six-month period. Net income was $8.0 million, increasing 10.7% from $7.3 million in the prior year six-month period. Diluted earnings per share were $1.00 for the six months ended June 30, 2011, an increase of 11.1% from $0.90 in the same period of 2010.

We are encouraged by the Company’s sales performance in the quarter. Strong growth of our diagnostic product line and healthy gains for our consumables products drove a solid overall increase for the second quarter. In addition, a weaker US dollar positively impacted sales by approximately $226,000.

During the second quarter, we refocused certain marketing strategies and further utilized our customer relationship management tools to better reach new and existing customers. We made significant progress in new product development across multiple product lines. We invested in new capital equipment and continued to redesign key processes in order to improve operating efficiencies.

We are pleased overall by our performance for the second quarter. The organization continues to develop and strengthen as we head into the second half of the year. Having paid off all remaining long-term debt, we feel we are well positioned to take advantage of long-term strategic growth opportunities.

A conference call has been scheduled for Thursday, July 21, 2011 at 10:00 A.M. Central Time and can be accessed through InterCall at http://tinyurl.com/YI-Quarter22011 or the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guarantees of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovactions, Inc.
Consolidated Balance Sheet
June 30, 2011 and December 31, 2010
(In Thousands USD)

	(Unaudited)
	June 30	December 31
Assets	2011	2010
Current assets
Cash	$1,100	$741
Accounts receivable, net	13,255	11,721
Inventories	16,773	17,260
Other current assets	4,662	4,861
Total current assets	35,790	34,583

Property, plant and equipment, net	32,610	33,162
Goodwill	80,378	80,289
Intangible assets	11,333	11,579
Other assets	1,553	2,012

Total assets	$161,664	$161,625

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$9,372	$10,700
Total current liabilities	9,372	10,700

Long-term debt	-	6,100
Long-term secured borrowing	53	56
Deferred income taxes	17,460	17,417
Other noncurrent liabilities	244	248
Total liabilities	27,129	34,521

Stockholders' equity
Common stock	102	102
Additional paid-in capital	23,994	24,190
Retained earnings	158,826	151,458
Common stock in treasury, at cost	(48,454)	(48,484)
Accumulated other comprehensive income	67	(162)
Total stockholders' equity	134,535	127,104

Total liabilities and stockholders' equity	$161,664	$161,625

Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010	Change	2011	2010	Change

Net Sales	$27,326	$25,778	6.0%	$53,351	$50,559	5.5%
Cost of Goods Sold	$12,178	$11,182	8.9%	$23,740	$22,161	7.1%
Gross Profit	$15,148	$14,596	3.8%	$29,611	$28,398	4.3%
% of Net Sales	55.4%	56.6%		55.5%	56.2%

Selling, General and Administrative Expense	$8,945	$8,903	0.5%	$17,641	$17,298	2.0%
% of Net Sales	32.7%	34.5%		33.1%	34.2%

Income from Operations	6,203	5,693	9.0%	11,970	11,100	7.8%
% of Net Sales	22.7%	22.1%		22.4%	22.0%

Interest expense, net	(54)	(82)		(128)	(183)
Other income (expense), net	34	65		468	148

Income Before Taxes	6,183	5,676	8.9%	12,310	11,065	11.3%

Provision for Income Taxes	2,146	1,975		4,273	3,807

Net Income	$4,037	$3,701	9.1%	$8,037	$7,258	10.7%
% of Net Sales	14.8%	14.4%		15.1%	14.4%

Basic Earnings Per Share	$0.50	$0.46	8.7%	$1.00	$0.91	9.9%

Basic Weighted Average Shares Outstanding	8,012	7,971		8,011	7,978

Earnings Per Share (Diluted)	$0.50	$0.46	8.7%	$1.00	$0.90	11.1%

Diluted Weighted Average Shares Outstanding	8,064	8,039		8,069	8,050